Exhibit (e)(2)

THE CNL FUNDS

SERVICE AGENT AGREEMENT

THIS SERVICE AGENT AGREEMENT (the “Agreement”) is made as of this      day of             , 200   by and between FORESIDE FUND SERVICES, LLC, a Delaware limited liability company (the “Distributor”), and                                 , a                                  (the “Service Agent”).

WHEREAS, THE CNL FUNDS, a Delaware statutory trust (the “Trust”) is a registered open-end management investment company with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940 and the rules and regulations thereunder, as amended (the “1940 Act”); and the Trust is authorized to issue units of beneficial interest in multiple separately designated series, each with their own policies and restrictions;

WHEREAS, the Distributor desires that the Service Agent participate in the distribution of the shares of the Trust (the “Shares”) or series thereof as listed in Exhibit “A” hereto (the “Funds”) for which Distributor serves as principal underwriter, subject to the terms of this Agreement;

WHEREAS, the Trust has registered the Shares under the Securities Act of 1933, as amended (the “1933 Act”), pursuant to a registration statement on Form N-1A (the “Offering”), and the Trust has adopted distribution plans (the “Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act with respect to the Shares providing for the distribution and shareholder servicing of the Shares;

WHEREAS, the Distributor entered into a distribution agreement with the Trust (the “Distribution Agreement”) under which the Distributor acts as principal underwriter of the Shares; and pursuant to the Distribution Agreement, the Distributor may enter into dealer agreements with others;

WHEREAS, the Distributor and the Service Agent are each registered as a broker dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and are each a member of the Financial Industry Regulatory Authority, Inc. (formerly known as the National Association of Securities Dealers, Inc. and as the NASD)(“FINRA”); and

WHEREAS, the Distributor desires to retain the Service Agent to sell the Shares, and the Service Agent is willing and desires to participate in the distribution of the Shares upon the following terms and conditions.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions.

(a) “Prospectus” means the then current prospectus of the Funds constituting a part of the Registration Statement of the Trust under the 1933 Act and the 1940 Act as such prospectus may be amended or supplemented and filed with the SEC from time to time.

(b) “Registration Statement” means the registration statement most recently filed from time to time by the Trust with the SEC and effective under the 1933 Act and the 1940 Act, as such registration statement is amended by any amendments thereto at the time in effect.

(c) “Statement of Additional Information” means the then current statement of additional information of the Funds constituting a part of the Registration Statement of the Trust under the 1933 Act and the 1940 Act as such statement of additional information may be amended or supplemented and filed with the SEC from time to time.

(d) For purposes of this Agreement the terms “interested person,” “majority of the outstanding voting securities,” and “principal underwriter” shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted to either the Distributor or the Trust by the SEC, or such interpretative positions as may be taken by the SEC or its staff under the 1940 Act.

2. Appointment of Service Agent.

(a) Subject to the terms and conditions herein set forth, the Distributor hereby retains the Service Agent to use its best efforts to sell all or any portion of the Shares described in the Registration Statement. The Service Agent hereby accepts such retention and covenants, warrants and agrees to sell the Shares according to all of the terms and conditions of the Registration Statement, all applicable state, territory and federal laws, including the 1933 Act, and any and all regulations and rules pertaining thereto, heretofore or hereafter issued by the SEC and FINRA.

(b) It is understood and agreed that the services of the Service Agent are not exclusive.

3. Duties of Service Agent.

(a) The Service Agent shall sell the Shares to such persons and according to all such terms as are described by and contained in the Registration Statement, the Prospectus and the Statement of Additional Information. The Service Agent shall comply with all requirements set forth in the Registration Statement, the Prospectus and Statement of Additional Information. The Distributor reserves the right to establish such reasonable additional procedures as it may deem necessary to ensure compliance with such requirements, and the Service Agent shall comply with all such additional procedures to the extent that it has received written notice thereof.

(b) The Service Agent shall use and distribute, in connection with the offer and sale of the Shares, only the Prospectus, the Statement of Additional Information and such sales literature and advertising which shall have been provided to the Service Agent by the Distributor or its designee (the “Approved Sales Literature”). Approved Sales Literature approval may be withdrawn by the Trust or the Distributor in whole or in part upon notice to the Service Agent, and the Service Agent shall, upon receipt of such notice, immediately discontinue the use of such sales literature, sales material and advertising. The Service Agent is not authorized to modify any Approved Sales Literature.

(c) The Service Agent will hold itself available to receive orders for the purchase of the Shares, will accept such orders and will transmit such orders and funds received by it in payment for such Shares to the Trust’s transfer agent as promptly as practicable. Purchase orders shall be deemed accepted and shall be effective at the time and in the manner set forth in the Prospectus.

(d) All Shares sold under this Agreement shall be sold at the public offering price per Share in effect at the time of the sale as described in the Prospectus; provided, however that any public offering price for the Shares shall be based upon the net asset value per Share, as determined in the manner described in the Prospectus. At no time shall the Trust receive less than the full net asset value of the Shares, determined in the manner set forth in the Prospectus.

(e) The Service Agent agrees not to purchase Shares for any other securities dealer or broker unless it has an agreement with such other dealer or broker to handle clearing arrangements and then only in the ordinary course of business for such purpose and only if such other dealer or broker has separately executed a Service Agent Agreement with the Distributor.

(f) The Service Agent agrees not to withhold any customer order so as to profit therefrom, or to place orders for Shares in amounts just below the point at which sales charges are reduced so as to benefit from a higher sales charge applicable to an amount below the breakpoint. With respect to Funds offering multiple classes of shares subject to differing sales charges, including sales charge reductions and waivers (as set forth more fully in a Fund’s then-current prospectus), Service Agent represents and warrants that it has established compliance procedures designed to (i) ensure that Service Agent’s customers are aware of the available breakpoints and waivers and (ii) ensure proper supervision of mutual fund recommendations. Service Agent agrees to promptly advise Distributor or the Fund of any letter of intent executed by Service Agent’s customers or any available right of accumulation or reinstatement privilege in accordance with applicable procedures.

(g) The Service Agent agrees that in selling Shares hereunder it shall conform in all respects with the laws of the United States and of any jurisdiction in which Shares may be offered, and with applicable rules and regulations of FINRA. The list of states and other jurisdictions in which the Shares may be offered for sale is attached hereto as Exhibit “B”, which may be amended from time to time in accordance with Section 18 hereof.

(h) The Service Agent and its associated persons shall have no authority to give any information or make any representations in connection with any offer or sale of the Shares other than as contained in the Prospectus, the Statement of Additional Information, the Registration Statement and the Approved Sales Literature, each as amended and supplemented from time to time. Without limiting the generality of the foregoing, the Service Agent agrees not to publish, circulate or otherwise use any other advertisement or solicitation material related to the Funds other than the Prospectus, the Statement of Additional Information and Approved Sales Literature.

(i) With regard to those Funds which pay 12b-1 fees, as noted on Exhibit C hereto, the Service Agent shall render or cause to be rendered the distribution and/or shareholder services described in the Distribution Plan to the Funds and their shareholders. These services may include, but shall not be limited to, the following: (i) distributing Approved Sales Literature to customers; (ii) answering routine customer inquiries concerning the Trust, the Funds and the Shares; (iii) assisting customers in changing dividend options, account designations and addresses, and in enrolling in any of several retirement plans offered in connection with the purchase of Shares; (iv) assisting customers in the establishment and maintenance of customer accounts and records, and in the placement of purchase and redemption transactions; (v) assisting customers in investing dividends and capital gains distributions automatically in Shares; and (vi) providing such other information and services as the Trust or the customer may reasonably request.

4. Conditions of the Service Agent’s Obligations. The obligations of the Service Agent hereunder are subject, during the full term of this Agreement and the Offering, to the conditions that: (a) at the effective date of the Registration Statement and thereafter during the term of this Agreement, the Registration Statement shall remain in full force and effect authorizing the offer and sale of the Shares; (b) no stop order suspending the effectiveness of the Offering or other order restraining the offer or sale of the Shares shall have been issued nor proceedings therefore initiated or threatened by any state regulatory agency or the SEC; and (c) the Distributor shall have satisfactorily performed all of its obligations hereunder.

5. Conditions to the Distributor’s Obligations. The obligations of the Distributor hereunder are subject, during the full term of this Agreement and the Offering, to the conditions that: (a) at the effective date of the Registration Statement and thereafter during the term of this Agreement, the Registration Statement shall remain in full force and effect authorizing the offer and sale of the Shares; (b) no stop order suspending the effectiveness of the Offering or other order restraining the offer or sale of the Shares shall have been issued nor proceedings therefore initiated or threatened by any state regulatory agency or the SEC; and (c) the Service Agent shall have satisfactorily performed all of its obligations hereunder.

6. Representations, Warranties and Covenants of the Distributor.

The Distributor represents, warrants and covenants during the full term of this Agreement that:

(a) it is a member in good standing of FINRA and agrees to abide by the FINRA Conduct Rules. It represents that it is qualified to act as a broker-dealer in the states or other jurisdictions where it transacts business, and agrees to maintain such registrations, qualifications and membership in good standing in full force and effect throughout the term of this Agreement;

(b) it has the power and authority to enter into and perform this Agreement; the execution and delivery of this Agreement by the Distributor has been duly and validly authorized by all necessary action;

(c) the execution and delivery of this Agreement, the fulfillment of its terms and consummation of the transactions contemplated hereunder do not and will not conflict with or constitute a breach or default under any other agreement, indenture or instrument by which the Distributor is bound, or any law, regulation or order applicable to the Distributor;

(d) this Agreement constitutes the valid and binding agreement of the Distributor, enforceable against it in accordance with its terms;

(e) it shall advise the Service Agent whenever and as soon as it receives or learns of any order issued by the SEC or the regulatory agency of any jurisdictions which suspends the effectiveness of the Registration Statement or prevents the use of the Prospectus or the Statement of Additional Information or which otherwise prevents or suspends the offering or sale of the Shares, or receives notice of any proceedings regarding any such order;

(f) it shall deliver or cause its designee to deliver to the Service Agent such number of copies of the Prospectus and the Statement of Additional Information, and any supplements and amendments thereto, as the Service Agent may reasonably request for sale of the Shares;

(g) it shall promptly notify or cause its designee to notify the Service Agent of any post-effective amendments or supplements to the Registration Statement, Prospectus or Statement of Additional Information, and shall deliver or cause its designee to deliver to the Service Agent copies of any such revised document as the Service Agent may reasonably request. This delivery may be in electronic format; and

(h) it acknowledges that it may receive information, including, but not limited to, certain account information, that is “non-public personal information” (“Protected Information”) under Section 248.3(t) of SEC Regulation S-P (“Reg. S-P”), in connection with the services it provides under the Agreement. It acknowledges and agrees that it is prohibited from disclosing or using Protected Information except in the ordinary course of business as necessary to carry out the terms of the Agreement and in compliance with (and not in violation of) Reg. S-P and other applicable federal and state laws and regulations regarding privacy of consumer information.

7. Representations, Warrants and Covenants of the Service Agent.

The Service Agent represents, warrants and covenants during the full term of this Agreement that:

(a) it is a member in good standing of FINRA and agrees to abide by the FINRA Conduct Rules. It represents that it is qualified to act as a broker-dealer in the states or other jurisdictions where it transacts business, and agrees to maintain such registrations, qualifications and membership in good standing in full force and effect throughout the term of this Agreement;

(b) it has the power and authority to enter into and perform this Agreement; the execution and delivery of this Agreement by the Service Agent has been duly and validly authorized by all necessary action;

(c) the execution and delivery of this Agreement, the fulfillment of its terms and consummation of the transactions contemplated hereunder do not and will not conflict with or constitute a breach or default under any other agreement, indenture or instrument by which the Service Agent is bound, or any law, regulation or order applicable to the Service Agent;

(d) this Agreement constitutes the valid and binding agreement of the Service Agent, enforceable against it in accordance with its terms;

(e) it shall offer and sell Shares only where the Shares may be legally offered and sold, and only to such persons in such jurisdictions who shall be legally qualified to purchase the Shares. The Distributor shall give the Service Agent written notice at the time of effectiveness of those jurisdictions in which the offering and sale of Shares may be made, and shall amend such notice thereafter as additional jurisdictions are added; no Shares shall be offered or sold in any jurisdictions other than those set forth in Exhibit “B” of this Agreement. The Trust is responsible, at or prior to the time the Registration Statement becomes effective, to qualify the Shares for offering and sale under the securities laws of such jurisdictions as the Trust shall elect. The Distributor assumes no obligation or responsibility in respect of the qualification of the Shares under the laws of any jurisdiction;

(f) it will comply fully with all of the applicable provisions of FINRA’s Conduct Rules, including but not limited to Rule 2830 thereof;

(g) it shall be solely responsible for the qualification or status of persons selling Shares or for the manner of sale of Shares in compliance with the laws regulating the sale of securities in applicable jurisdictions;

(h) it shall purchase Shares from the Distributor only for the purpose of covering purchase orders already received or for its own bona fide investment;

(i) it shall verify the identity of each investor to whom it offers and sells Shares under its “customer identification program” and verify the source of the investor’s funds as required by the anti-money laundering rules of FINRA, SEC and Department of Treasury, and screen such investors against current lists of individuals and organizations available from the Office of Foreign Asset Control (“OFAC”). The Service Agent shall not accept purchase orders from any person, entity or organization in a blocked jurisdiction. The Service Agent shall file any necessary or appropriate suspicious activity reports and currency transaction reports and other required under applicable “know your customer” and “anti-money laundering” laws and regulations in respect of investors or potential investors. The Service Agent has in place and adheres to a comprehensive anti-money laundering program that meets the requirements of FINRA Conduct Rule 3011, Department of Treasury regulations issued pursuant to Title III of the USA PATRIOT Act and other applicable laws and regulations. The Service Agent agrees to cooperate with the Trust and the Distributor in gathering additional information in respect of an investor or the source of the investor’s funds as reasonably requested, and agrees to cooperate with the Trust and the Distributor in connection with anti-money laundering laws and regulations. By forwarding an investor’s purchase order information to the Trust, the Service Agent represents and warrants that it has verified the identity of the investor and the source of the investor’s funds, that the investor is not listed on the OFAC list, and that the Service Agent, after conducting commerically reasonable diligence, is not aware of any suspicious or illegal activity associated with the investor or the source of the investor’s funds; and

(j) it acknowledges that it may receive information, including, but not limited to, certain account information, that is “non-public personal information” (“Protected Information”) under Section 248.3(t) of SEC Regulation S-P (“Reg. S-P”), in connection with the services it provides under the Agreement. It acknowledges and agrees that it is prohibited from disclosing or using Protected Information except in the ordinary course of business as necessary to carry out the terms of the Agreement and in compliance with (and not in violation of) Reg. S-P and other applicable federal and state laws and regulations regarding privacy of consumer information.

8. SEC Rule 22c-2 Matters.

The Service Agent represents, warrants and covenants during the full term of this Agreement that:

(a) it shall provide the Fund, upon request, the taxpayer identification number (“TIN”), if known, (or in the case of a non U.S. shareholder, if the TIN is unavailable, the International Taxpayer Identification Number or other government issued identifier) of any or all Shareholder(s) who have purchased, redeemed, transferred, or exchanged fund shares held through an account with Service Agent and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Service Agent during the period covered by the request.

(b) Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(c) Service Agent agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than five business days, after receipt of a request. If the requested information is not on the Service Agent’s books and records, Service Agent agrees to use best efforts to: (x) provide or arrange to provide to the Fund the requested information from shareholders who hold an account with an indirect intermediary, including a determination on whether any specific person about whom Service Agent has received information, is itself a financial intermediary; or (y) if directed by the Fund, restrict or prohibit further purchases or exchanges of Fund Shares by a shareholder who has been identified by the Fund as having engaged in transactions of Fund shares (directly or indirectly) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by the Fund. In such instance, Service Agent agrees to inform the Fund whether it plans to perform (x) or (y). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the 1940 Act.

(d) The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Service Agent.

(e) Service Agent agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Fund shares by a Shareholder who has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Service Agent’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(i) Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(ii) Service Agent agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Service Agent.

(iii) Service Agent must provide written confirmation to the Fund that instructions have been executed. Service Agent agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

(f) For purposes of this Section 8 only:

(i) The term “Fund” includes the fund’s investment adviser, principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

(ii) In addition to referencing a party to this Agreement, the term “Service Agent” shall mean a “financial intermediary” as defined in SEC Rule 22c-2.

(iii) The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Service Agent in nominee name or, alternatively, for use with retirement plan record keepers, the term means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

(iv) The term “written” includes electronic writings and facsimile transmissions.

9. Sales of Shares.

(a) In connection with the receipt and acceptance of orders, the Service Agent represents, warrants and covenants as follows:

(i) The Service Agent shall be permitted to accept orders for the purchase, exchange or redemption of Shares of the Fund on each business day that the New York Stock Exchange is open for business and a Fund’s net asset value is determined (a “Business Day”). The Service Agent shall not be required to accept orders on any Business Day on which the Service Agent is not open for business.

(ii) If orders are received by the Service Agent prior to the close of the New York Stock Exchange on that Business Day (“Close of Trading”), such orders shall be treated as having been received on that Business Day. If such orders are received after Close of Trading on a Business Day, they shall not be treated as having been accepted by the Service Agent on such Business Day. In order for an order to be accepted, the Service Agent must have received a purchase order before the Close of Trading and must have promptly transmitted the purchase order in good order to the Fund’s transfer agent.

(iii) Service Agent represents and warrants that it has policies and procedures in place to ensure that orders are treated in compliance with Rule 22c-1 of the 1940 Act.

(iv) All purchase or exchange orders not processed through a trading platform must be paid by check or wire payable to the order of the Fund, which reserves the right to delay issuance or transfer of Shares until such payment is available in investable Federal Funds. All such orders must be drawn payable in U.S. dollars on a U.S. bank, for the full amount of the investment and in compliance with any other restrictions set forth in the Prospectus. All orders are subject to acceptance by the Funds or its transfer agent, and become effective only upon such acceptance. All sales are made subject to receipt of Shares by the Distributor from the Funds. The Distributor reserves the right in its discretion, without notice, to suspend the sale of Shares or withdraw the offering of Shares entirely.

(v) The Service Agent will comply in all respects with all relevant laws and regulations applicable to mutual fund orders, including the timely receipt and processing of orders in accordance with Rule 22c-l under the 1940 Act and has procedures in place to ensure such compliance;

(vi) The Service Agent has reviewed the Prospectus, which incorporates the requirements of Rule 22c-l under the 1940 Act and specifies the dates and times of pricing for the Funds, and will comply in all respects with any policies described in the Prospectus regarding the timely receipt and processing of orders;

(vii) The Service Agent will comply in all respects with the terms of any agreement with any agent or affiliate of the Funds regarding its acceptance of orders;

(viii) The Service Agent has adequate policies, procedures and controls in place to ensure continued compliance with the foregoing paragraphs, and maintains records that enable it to document compliance with the same. All such records, including but not limited to records of all sales and redemptions of Shares, will be made available to the Trust, the Distributor or their agents upon their reasonable request; and

(ix) If the Service Agent appoints an agent or other entity to accept orders, it will enter into an agreement with such agent or entity which requires such agent or entity to comply with standards substantially similar to the foregoing paragraphs.

(b) The Service Agent will provide any customer who requests a copy of the current Prospectus, Statement of Additional Information, annual report and/or semi-annual report such requested document as it is in effect at the time of such request and in accordance with the delivery requirement of Rule 498 under the 1933 Act. The Service Agent will timely provide all customers with a Prospectus in accordance with applicable FINRA and SEC delivery requirements.

(c) The Service Agent shall be solely responsible for the accuracy, timeliness and completeness of any orders transmitted by it on behalf of its customers by wire or telephone for purchases, exchanges or redemptions.

(d) The Service Agent will implement and maintain effective internal procedures and controls with respect to the transmission and communication of orders for Funds transactions that are reasonably designed to prevent or detect on a timely basis its customers’ orders received after the NYSE market close from being aggregated with orders received before the NYSE market close, and to minimize errors that could result in the late transmission of orders to the Funds. The Service Agent separately represents that it will comply with all rules and regulations of the SEC, FINRA and, if applicable, various trading systems with respect to the receipt and transmission of its customer orders.

(e) The procedures relating to the handling of orders shall be subject to instructions which the Distributor will forward from time to time to all Service Agents with whom it has entered into a Service Agent Agreement. The minimum initial order shall be specified in the Prospectus, as it may be amended or supplemented from time to time. All purchase orders are subject to receipt of Shares by the Distributor from the Funds concerned and to acceptance of such orders by the Distributor or the Funds.

(f) The Service Agent agrees to place orders in respect of Shares promptly upon the receipt of orders from its customers for the same number of Shares. The Distributor or the Funds will not accept conditional orders on any basis. All orders shall be subject to confirmation by the Distributor, and the Distributor and the Funds reserve the right in their respective sole discretion to reject any order.

(g) Transactions shall be settled by payment in federal funds of the full purchase price to the Fund’s transfer agent in accordance with applicable procedures. Unless otherwise agreed, settlement shall be made at the offices of the Funds’ transfer agent within three (3) business days after the Distributor’s or the Trust’s acceptance of the order. If such payment is not received within six (6) business days of the Distributor’s or the Trust’s acceptance of the order, the sale may be canceled forthwith without any responsibility or liability on the Distributor’s part or on the part of the Funds to the Service Agent or its customers. In addition, the Service Agent will be responsible to the Funds and/or the Distributor for any losses suffered on the transaction.

(h) Except as provided in Section 9(j) hereof, in every new purchase transaction, the Service Agent will act as principal, or as agent on behalf of its customers. The Service Agent will act as principal for its own account. Other than as set forth herein, the Service Agent has no authority to act as the Distributor’s agent or as an agent for the Funds, any other Service Agent or the Funds’ transfer agent, and nothing in this Agreement shall serve to appoint the Service Agent as an agent of any of the foregoing in connection with transactions with its customers or otherwise. Notwithstanding the foregoing, Service Agent is designated an agent of the Funds for the limited purpose of receiving orders from its customers for the purchase or redemption of Shares, so long as orders are received prior to the Close of Trading and communicated promptly to the Funds’ transfer agent.

(i) The Service Agent shall assume responsibility for any loss to the Funds caused by a correction made subsequent to trade date, provided such correction was not based on any error, omission or negligence on the Distributor’s part, or the Funds’ and the Service Agent shall immediately pay such loss to the Funds upon notification thereof.

(j) In connection with orders for the purchase of Shares on behalf of an individual retirement account, self-employed retirement plan or other retirement accounts, the Service Agent shall act as agent for the custodian or trustee of such account or plan (solely with respect to the time of receipt of the application and payments), and shall not place such an order until it has received from the account or plan payment for the purchase and, if the purchase represents the initial contribution to the account or plan, the completed documents necessary to establish the account or plan. The Service Agent agrees to indemnify the Distributor, the Funds and the Funds’ transfer agent, as applicable, for any claim, loss, or liability resulting from incorrect investment instructions received from the Service Agent with respect to any such account or plan which cause a tax liability or other tax penalty.

10. Directed Brokerage Prohibitions. The Funds, the Service Agent and the Distributor shall prohibit the use of the Funds’ securities transactions or related remuneration to satisfy any compensation obligations herein. No party has agreed to directly or indirectly compensate the Service Agent in contravention of Rule 12b-1(h) of the 1940 Act, as amended.

11. Restrictions on Market Timers. The Trust has policies and procedures regarding market timing or excessive trading as set forth more fully in the Prospectus. The Funds or the Distributor may refuse to accept a purchase or exchange order from any person or entity if, in its sole discretion, it determines that (1) the order reflects actual or perceived market timing or excessive trading, or (2) the Funds would be unable to invest the order proceeds effectively, or (3) the Funds and the Funds’ shareholders would otherwise be adversely affected. The Service Agent shall reasonably cooperate with the Funds to enforce stated policies in the Funds’ Prospectus regarding transactions in Shares, including those related to market timing and excessive trading. The Distributor retains the right to terminate the Agreement without penalty if it (after consultation with the Funds) determines that the Service Agent is engaged in (or is being used by the Service Agent’s customer or agents to engage in) market timing or excessive trading with respect to Shares.

12. Share Repurchase and Redemption.

(a) The Service Agent, at its sole discretion, may repurchase Shares offered for resale to it and redeem such Shares at their net asset value, subject to any applicable redemption/exchange fee, determined as set forth in the Prospectus. The Distributor reserves the right to suspend such repurchase right upon written notice to the Service Agent.

(b) The Service Agent will not purchase any Shares from its customers at prices lower than the public offering price for each Fund. The Service Agent shall, however, be permitted to sell Shares for the account of its record owners to the Funds at the repurchase prices currently established for such Shares and may charge the owner a reasonable service fee for processing the redemption or exchange transaction, provided that the Service Agent discloses to its customers that such fees do not constitute a sales load, as defined in Section 2(a)(35) of the 1940 Act.

(c) Any order placed for the repurchase of Shares is subject to the timely receipt by the Funds’ transfer agent of all required documents in good order. If such documents are not received within a reasonable time after the order is placed, the order is subject to cancellation, in which case the Service Agent agrees to be responsible for any loss resulting to the Funds or to the Distributor from such cancellation.

(d) Redemptions or repurchases of Shares will be made at the net asset value of such Shares, less any applicable deferred sales or redemption charges, in accordance with the Prospectus. The Service Agent agrees to receive and transmit promptly to the Trust’s transfer agent shareholder requests for the redemption of Shares.

(e) On a redemption ordered by the Service Agent, if instructions in good order, including outstanding certificates, are not received by the Funds’ transfer agent within the time customary or the time required by law, (i) the redemption may be canceled without any responsibility or liability on the Distributor’s part or on the part of the Funds, or (ii) the Distributor may buy the Shares redeemed on behalf of the Funds, in which case the Distributor may hold the Service Agent responsible for any loss to the Funds or loss of profit suffered by the Distributor resulting from the Service Agent’s failure to settle the redemption.

(f) Redemptions by the Funds and repurchases by the Service Agent will be affected in the manner and upon the terms described in the Prospectus or as otherwise communicated by the Distributor or its designee to Service Agent. To facilitate prompt payment following a redemption or repurchase of Shares, the owner’s signature shall appear as registered on the Funds’ (or the applicable investment company’s) records and, as described in the Prospectus, the Shares may be required to be guaranteed by a commercial bank, trust company or a member of a national securities exchange.

13. Compensation.

(a) The Service Agent shall receive compensation for its services provided under this Agreement as is set forth in Exhibit “C” hereto, which may be amended from time to time in accordance with Section 18 hereof.

(b) The Service Agent’s compensation may include sales charges and/or “asset based sales charges” and “service fees”, as those terms are defined in FINRA Conduct Rule 2830 (“12b-1 fees”). Notwithstanding Exhibit C, there will be no sales charges on the reinvestment of dividends and distributions and there will be no sales charges or 12b-1 fees on institutional class Shares (“Class I”).

(c) Except as provided in the Distribution Plan and as set forth herein and in the Prospectus, and subject to FINRA rules and applicable state and federal laws, it is understood that the Service Agent will not receive any other commissions, fees, charges or other compensation from the Distributor.

(d) Notwithstanding the above, if any Shares sold by or to the Service Agent under the terms of this Agreement are redeemed by the Funds or repurchased for the account of the Funds or are tendered to the Funds for redemption or repurchase within seven (7) business days after the date of confirmation of the Service Agent’s original purchase order therefore, the Service Agent agrees to return to the Distributor the full amount of the sales charges or concession allowed to it on the original sale and the Distributor agrees to pay such amount to the Funds when received. The Distributor also agrees to pay to the Funds the amount of its share of the applicable sales charge on the original sale of such Shares.

(e) The purchase price and any sales charges or concessions to which the Service Agent is entitled under this Agreement will be subject to the current terms and provisions of any applicable special plan or account (i.e., letters of intent, reduced sales charges for volume purchases, rights of accumulation, combined purchase privileges, exchange and reinvestment privileges and retirement plan accounts) as set forth from time to time in the Prospectus. The transfer agent must be notified by the Service Agent when an order (including an exchange) qualifies under any of these plans or accounts. If the transfer agent is not notified, the Service Agent will be liable to the Distributor for the excess sales charge paid to it. The Distributor and the Trust each reserve the right, with prior notice, to modify, suspend or eliminate these plans or accounts.

(i) If an investor executes a letter of intent, which expresses such investor’s intent to invest $100,000 or more in the Funds’ Class A shares within a future period of thirteen months, the Service Agent’s sales charge will be adjusted as set forth in the Prospectus.

(ii) If an investor qualifies for a reduced initial sales charge on purchases of Class A shares under breakpoints for volume purchases, the Service Agent’s sales charge will be adjusted as set forth in the Prospectus.

(iii) Certain investors are eligible to purchase or redeem Class A Shares without a sales charge.

(f) The Distributor’s liability to Service Agent for the payment of 12b-1 fees related to a Fund for any period is limited solely to the proceeds of that Fund’s 12b-1 fee actually received by the Distributor for such period. The Distributor may stop paying or reduce 12b-1 fees for any Fund immediately upon the termination, suspension or modification of a Fund’s distribution or service plan pursuant to which 12b-1 fees are paid by the Fund. The Distributor will notify the Service Agent of any such change. The sales charge rates set forth in Exhibit C shall remain in effect during the term of this Agreement, unless otherwise changed by written notice from the Distributor to the Service Agent.

14. Payment of Expenses.

(a) The Service Agent shall not pay expenses related to: (i) preparation, printing, and distribution to the Service Agent of Approved Sales Literature, Prospectuses and Statements of Additional Information; (ii) preparation, printing, and distribution to the Service Agent of annual and semi-annual shareholder reports and other communications required by law to shareholders; (iii) registration of the Shares under the federal securities laws; (iv) qualification of the Shares for sale in such states as the Distributor and the Trust may approve; (v) maintaining facilities for the issue and transfer of Shares; (vi) supplying information, prices, and other data to be furnished by the Trust under this Agreement; and (vii) taxes applicable to the sale or delivery of the Shares or certificates therefore.

(b) The Service Agent shall pay, or arrange for others to pay, the following expenses relating to the distribution of Shares of the Funds: (i) the costs of processing and maintaining records of its sales of Shares; (ii) the costs of maintaining the records required of a broker dealer registered under the 1934 Act; (iii) the expenses of maintaining its registration or qualification as a dealer or broker under federal or state laws and regulations; and (iv) any and all other costs and expenses incident to the performance of its obligations under this Agreement, including all other costs and expenses incurred in connection with its sales efforts related to the sales of the Shares which are not expressly assumed by the Trust in its Distributor Agreement with the Distributor or by the Distributor herein.

15. ERISA Matters. The Service Agent understands that the Department of Labor views ERISA as prohibiting fiduciaries of certain ERISA assets from receiving certain fees, including 12b-1 fees, or other compensation from funds in which the fiduciary’s ERISA assets are invested and that receipt of such fees or other compensation could violate ERISA provisions against fiduciary self-dealing and conflict of interest and could subject the fiduciary to certain penalties. The Service Agent represents and warrants that if it is a fiduciary within the meaning of ERISA, it will comply with those ERISA provisions and the Department of Labor’s views, exemptive orders and advisory opinions relating to fiduciaries of ERISA assets and their receipt of fees or other compensation from funds in which the fiduciary’s ERISA assets are invested. By signing this agreement, the Service Agent understands that the Distributor intends to rely on this representation and warranty.

16. Indemnification.

(a) Neither party to this Agreement shall be liable to the other party for any loss incurred as a result of activities hereunder except for (i) acts that constitute bad faith, willful misconduct or gross negligence and (ii) obligations expressly assumed under this Agreement.

(b) The Service Agent agrees to indemnify, defend and hold harmless the Distributor and the Fund, and their predecessors, successors, affiliates and agents, and each partner, member, officer, director, or employee, and each person who controls or is controlled by each such entity from any and all losses, claims, liabilities, costs, and expenses, including reasonable attorneys’ fees, that may be assessed against or suffered or incurred by any of them howsoever they arise, and as they are incurred, which relate in any way to: (i) any alleged violation of any statute or regulation of any state, the SEC or any self-regulatory organization or any alleged tort or breach of contract, related to the offer or sale by the Service Agent of Shares pursuant to this Agreement; or (ii) the breach by the Service Agent of any of its representations and warranties specified herein or the Service Agent’s failure to comply with the terms and conditions of this Agreement.

(c) The Distributor agrees to indemnify, defend and hold harmless the Service Agent and its predecessors, successors, and affiliates, each partner, member, officer, director, employee, or agent, and each person who controls or is controlled by the Service Agent, from any and all losses, claims, liabilities, costs, and expenses, including reasonable attorneys’ fees, that may be assessed against or suffered or incurred by any of them howsoever they arise, and as they are incurred, which relate in any way to: (i) any alleged violations of any statute or regulation of any state, the SEC or any self-regulatory organization or any alleged tort or breach of contract by Distributor, related to its activities pursuant to this Agreement (ii) any alleged untrue statement of a material fact contained in any currently effective (when used) registration statement of the Fund (including any prospectus or statement of additional information which is part of any such registration statement) or any amendment or supplement thereto or in any written sales materials provided by the Fund or the Distributor, or the alleged omission of a material fact required to be stated therein or necessary to make the statement therein not misleading; or (iii) the breach by Distributor of any of its representations and warranties specified herein or the Distributor’s failure to comply with the terms and conditions of this Agreement.

(d) The agreement of the parties in this Section to indemnify each other is conditioned upon the party entitled to indemnification (“Indemnified Party”) giving notice to the party required to provide indemnification (“Indemnifying Party”) promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party (which approval shall not unreasonably be withheld) shall conduct the defense of such claim or any litigation resulting from it, and that the Indemnified Party may participate in such defense at its expense. The failure of the Indemnified Party to give notice as provided in this paragraph (c) shall not relieve, the Indemnifying Party from any liability other than its indemnity obligation under this Section. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

(e) Neither party to this Agreement shall be liable to the other party for consequential, special or indirect damages under any provision of this Agreement.

(f) Any Indemnified Party entitled to indemnification will, promptly after receipt of such notice of commencement of any action, suit, proceeding or claim against him or it in respect of which a claim for indemnification may be made against other Indemnifying Parties, notify such other Indemnifying Parties. Failure to so notify such other Indemnifying Parties shall not relieve such other Indemnifying Parties from any other obligation it or they may have hereunder or otherwise, unless the Indemnifying Parties has been materially prejudiced in his ability to defend the action as a result of such delay. If such other Indemnifying Parties are so notified, such other Indemnifying Parties shall be entitled to participate in the defense of such action, suit, proceeding or claim at its or their own expense or in accordance with arrangements satisfactory to all parties who may be required to contribute. After notice from such other Indemnifying Parties to the Indemnified Party entitled to indemnification of its or their acknowledgement of its or their obligations hereunder and its or their election to assume its or their own defense, the Indemnifying Parties so electing shall not be liable for any legal or other expenses of litigation subsequently incurred by the Indemnified Party entitled to indemnification in connection with the defense thereof, other than the reasonable costs of investigation. No party shall be required to provide indemnification with respect to the settlement amount of any action or claim settled without its consent.

17. Term of Agreement.

(a) This Agreement shall become effective at 8:00 A.M. (Eastern Standard Time) on the first full business day following the day on which the Registration Statement becomes effective, or if later, the date on which this Agreement is executed by the Distributor and the Service Agent. The Service Agent and the Distributor may each prevent this Agreement from becoming effective, without liability to the other, by written notice before the time this Agreement would otherwise become effective.

(b) After this Agreement becomes effective, either party may terminate it at any time for any reason by giving thirty (30) days’ written notice to the other party; provided, however, that this Agreement shall in any event automatically terminate at the first occurrence of any of the following events: (a) the Registration Statement for offer and sale of the Shares shall cease to be effective; (b) the Trust shall be terminated; (c) the Distributor’s agreement with the Trust to serve as Distributor has expired or been terminated (other than by a change in control of the Distributor as set forth in Section 17(c)); or (d) the Service Agent’s license or registration to act as a broker dealer shall be revoked or suspended by any federal, self-regulatory or state agency and such revocation or suspension is not cured within ten (10) days from the date of such occurrence. In any event, this Agreement shall be deemed suspended during any period for which such Service Agent’s license is revoked or suspended.

(c) This Agreement shall automatically terminate in the event of its assignment or transfer unless such an assignment occurs as a result of a change in control or majority ownership of the Distributor. In such an event, this Agreement shall automatically be assumed by the Distributor’s successor in interest.

(d) The indemnification provisions contained in Section 16 of this Agreement shall remain in full force and effect regardless of any termination of this Agreement.

18. Amendment. This Agreement and its Exhibits may be amended if the Distributor provides a written notice of such amendment to the Service Agent and the Service Agent places an order or accepts payments of any kind after its receipt of such notice.

19. Notices.

All notices and communications hereunder shall be in writing and shall be deemed to have been given and delivered when deposited in the United States mail, postage prepaid, registered or certified mail, to the applicable address set forth below.

If sent to the Distributor:

FORESIDE FUND SERVICES, LLC Two Portland Square Portland, Maine 04101 Attention: Chief Compliance Officer

With a copy to:

CNL SECURITIES CORP. CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801 Attention: Catherine Bowman, SVP and Chief Compliance Officer

If sent to the Service Agent:

20. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and shall not be assigned or transferred by the Service Agent by operation of law or otherwise.

21. Entire Agreement. This Agreement embodies the entire understanding between the parties to the Agreement, and no variation, modification or amendment to this Agreement shall be deemed valid or effective unless it is in writing and signed by both parties hereto.

22. Severability. If any provisions of this Agreement shall be held or made invalid, in whole or in part, then the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with this Agreement’s intent and purpose, be amended, to the extent legally possible, by valid provisions in order to effectuate the intended results of the invalid provisions.

23. Independent Contractor. The Service Agent shall be an independent contractor and neither the Service Agent nor any of its officers, directors, employees, or representatives is or shall be an employee of the Trust or the Distributor in the performance of the Service Agent’s duties hereunder. The Service Agent shall be responsible for its own conduct and the employment, control, and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. The Service Agent assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employee taxes thereunder.

24. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect construction or effect.

25. Interpretation. Nothing herein contained shall be deemed to require the Trust or the Distributor to take any action contrary to its Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust.

26. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1933 Act, the 1934 Act and 1940 Act. To the extent that the applicable laws of the State of Delaware or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the 1940 Act shall control.

27. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

(Balance of Page Left Intentionally Blank)

IN WITNESS WHEREOF, the parties have executed this Service Agent Agreement on the date and year set forth above.

FORESIDE FUND SERVICES, LLC

By:
Nanette K. Chern
Chief Compliance Officer

SERVICE AGENT NAME

By:
(Signature)

Name and Title

Address

Operations Contact

Telephone:	Fax:

E-Mail:

Clears Through (if applicable):

Firm’s CRD Number:

Firm’s Mailing Address: (if different from above):

EXHIBIT A

SHARES OF THE FUND AUTHORIZED FOR DISTRIBUTION

CNL Global Real Estate Fund, Class A Shares

CNL Global Real Estate Fund, Class C Shares

EXHIBIT B

JURISDICTIONS

All fifty U.S. states, the District of Columbia, Guam, Puerto Rico and the U.S. Virgin Islands.

EXHIBIT C

COMPENSATION SCHEDULE

CLASS A SHARES

The Distributor or its designee will pay to the Service Agent, monthly in arrears, 12b-1 fees that, when compiled on an annualized basis, of up to .25% of the average daily net asset value of Class A Shares owned beneficially by the Service Agent’s clients during such period, to be collected and distributed pursuant to the terms of the Distribution Plan and Prospectus.

The Advisor or its designee will pay to the Service Agent, weekly in arrears, a sales charge equal to a maximum of 5.0% on sales of Class A Shares by such Service Agent, subject to reduction or elimination as set forth in the Prospectus.

The Distributor may pay an up-front sales commission of up to 1% of the offering price of Class A shares to brokers that initiate and are responsible for purchases of $1 million or more.

CLASS C SHARES

The Distributor or its designee will pay to the Service Agent, monthly in arrears, 12b-1 fees that, when compiled on an annualized basis, of up to 1.0% of the average daily net asset value of Class C Shares owned beneficially by the Service Agent’s clients during such period, to be collected and distributed pursuant to the terms of the Distribution Plan and Prospectus.

Class C shares are sold at NAV, with no initial sales charge. A CDSC of 1.00% is applied to redemptions of Class C shares within 12 months of purchase. The CDSC is calculated as set forth in the Prospectus. The Distributor, in its discretion, may share all or a portion of the CDSC with the Service Agent.

CLASS I SHARES

Class I shares do not pay sales charges or 12b-1 fees.

MISCELLANEOUS PROVISIONS

Payment of Rule 12b-1 plan payments is made only after receipt by Distributor of Rule 12b-1 payments from the applicable Fund. With respect to A and C Shares, up to 0.25% of average daily net assets can be used to pay for shareholder services.

Rights of Accumulation and Letters of Intent are available for classes with front-end sales charges.

Purchases may be made at net asset value if made in accordance with the terms of the registration statement. The Service Agent will receive no discount, commission or other concession with respect to any such sale at net asset value, but will be entitled to receive any service fees and/or distribution fees otherwise payable with respect thereto to the extent provided from time to time in the applicable prospectus.